Exhibit 4.1

EXECUTION COPY

DATED NOVEMBER 18, 2008

SYNCORA PRIVATE TRUST COMPANY LIMITED

DEED CONSTITUTING

The CCRA Purpose Trust

TABLE OF CONTENTS

Name	1

Definitions and Construction	1

Purposes	4

Payment of Dividends and Accumulation of Income	4

Proceeds	5

Termination Provisions	5

Business Combinations and Recapitalisations	6

Administration and Management	6

Power to Change Governing Law and Forum	7

Irrevocable Trust and Power to Vary	7

Ownership and Prohibited Transfers or Sales	7

Schedule A	9

Schedule B	11

Schedule C	16

Schedule D	21

Schedule E	26

Schedule F	28

THIS DECLARATION OF TRUST dated November 18, 2008 is made BY SYNCORA PRIVATE TRUST COMPANY LIMITED,a company incorporated under the laws of Bermuda whose registered office is at Richmond House, 12 Par La Ville Road, Hamilton HM08, Bermuda (“the First Trustee”).

BACKGROUND

(A)

The First Trustee wishes to create a purpose trust within the meaning of the Trusts (Special Provisions) Act 1989 and declare further trusts and powers, in the terms set out below and wishes to declare that having received on or before the date hereof it holds the Initial Fund (as defined below) upon the trusts and with and subject to the powers and provisions set out below.

(B)	It is intended that the Shares will be transferred to the Trustees (as defined below) to hold on the trusts set out below.

(C)	Simultaneously with the execution of this deed, the Company (as defined below) has entered into a deed of covenant and indemnity in favour of the First Trustee in the form set out in Schedule D.

OPERATIVE PROVISIONS

1.	NAME

This Trust shall be known as The CCRA Purpose Trust or by such other title as the Trustees may from time to time determine in writing.

2.	DEFINITIONS AND CONSTRUCTION

In this Trust where the context admits the following definitions and rules of construction shall apply:

2.1

“affiliate” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with such person, provided that none of the SCA Parties shall be deemed to be an affiliate of any of the XL Parties.

	2.2	“assets” shall be construed according to the widest generality and any reference in this Trust to any asset other than money shall include the proceeds of sale of that asset.

	2.3	“the Company” shall mean Syncora Holdings Ltd (formerly known as Security Capital Assurance Ltd), a Bermuda exempted company.

2.4

“the Consenting Counterparties” means the counterparties to credit default swap agreements with affiliates of XLCA that became parties to the Master Restructuring Agreement and are named on Schedule F hereto.

2.5

“the Consenting Counterparty Restructuring Agreement” means that certain agreement entered into after the date hereof among the SCA Parties and Consenting Counterparties representing not less than the Minimum Consenting CDS Counterparty Restructuring Threshold (as such term is defined in the Master Restructuring Agreement) to give effect to the CDS Counterparty Restructuring (as such term is defined in the Master Restructuring Agreement) (the parties to the Consenting Counterparty Restructuring Agreement referred to herein as “the CCRA Parties”).

2.6

“the Consenting Counterparties Enforcer” means the Consenting Counterparties or the Consenting Counterparties Enforcer for the time being of this Trust as appointed in accordance with the provisions of Schedule C.

2.7

“Control,” “Controlled,” or “Controlling,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee, as personal representative or executor, by contract, by credit arrangement or otherwise.

2.8

“corporation” or “corporate body” means any body, public or private, incorporated anywhere in the world and includes any company or corporation whether limited by shares or by guarantee and any other legal entity or organisation, such as without limitation, a limited partnership, a general partnership, limited liability company or a limited duration company.

2.9

“the Enforcers” shall be the persons named in Schedule C or such additional or other person or persons who is or are for the time being occupying the office of Enforcers pursuant to the provisions of Schedule C.

2.10	“the Governing Law” means, subject to any change effected by clause 9, the law of Bermuda which law shall govern all matters of validity, construction, effect and administration of this Trust.

2.11	“the Initial Fund” means Ten United States Dollars.

2.12

“the Master Restructuring Agreement” means the Master Commutation, Release and Restructuring Agreement dated as of July 28, 2008 among the Company, XLCA, XLI, the Consenting Counterparties and the other parties thereto, as amended, supplemented or otherwise modified from time to time.

2.13	“person” means any individual or corporation and shall be taken to include any charity (whether or not incorporated) and any non-charitable unincorporated body.

2.14

“proceeds” means all assets received upon the sale or any other disposition of an asset comprised in the Trust Fund other than new additional or changed number of the Shares of the Company received in a transaction described in Clause 7.2.

2.15	“the Purposes” means those purposes set out in Clause 3.

2.16	“the Restructuring Effective Time” shall mean such time that the Consenting Counterparty Restructuring Agreement shall first become effective.

2.17

“securities” includes shares, stocks, bonds, notes, debentures and debenture stock and any interest of a member in a corporation (and any options or warrants in respect of any of them) and includes securities payable to bearer and otherwise transferable by delivery, with or without endorsement.

2.18	“SCA Parties” has the meaning set forth in the Master Restructuring Agreement.

2.19

“SCA Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Company and the First Trustee, as amended, supplemented or otherwise modified from time to time.

2.20	“SCA Shareholder Agreement” means the Shareholder Agreement dated as of the date hereof between the Company and the First Trustee, as amended, supplemented or otherwise modified from time to time.

2.21

“the Shares” means the 30,069,049 common shares of the Company which represent approximately 46% of the issued and outstanding common shares of the Company and which are held by the Bank of Bermuda as escrow agent immediately prior to the transfer of such common shares to this Trust in accordance with the terms of the Master Restructuring Agreement and the Escrow Agreement (as defined in the Master Restructuring Agreement).

2.22	“taxes” means any tax, duty or other fiscal imposition arising anywhere in the world.

2.23	“the Termination Date” means the earliest to occur of:

	2.23.1	the expiration of the period of five years commencing at the date of this Trust (which period shall be the applicable perpetuity period);

	2.23.2	the Trustees’ distribution of all proceeds from the sale or other disposition of all assets comprised in the Trust Fund to the relevant parties in accordance with the provisions of Clause 5.1; and

	2.23.3	from and after the Restructuring Effective Time, the date the Trust shall be terminated in accordance with the terms of the Consenting Counterparty Restructuring Agreement.

2.24	“this Trust” means the trust created by this deed.

2.25	“trust corporation” has the meaning, if any, given to that term under the Governing Law.

2.26	“the Trustees” means the First Trustee or the trustee or trustees for the time being of this Trust.

2.27	“the Trust Fund” means:-

	2.27.1	the Initial Fund;

	2.27.2	all assets paid or transferred to, or so as to be under the control of the Trustees as additions to the Trust Fund;

	2.27.3	all accumulations (if any) of income added to the Trust Fund; and

	2.27.4	the assets from time to time representing the above.

2.28	“XLCA” means Syncora Guarantee Inc. (formerly known as XL Capital Assurance Inc.), a New York insurance company.

2.29	The “XLCA Enforcer” means XLCA or the XLCA Enforcer for the time being of this Trust as appointed in accordance with the provisions of Schedule C.

2.30	“XLI” means XL Insurance (Bermuda) Ltd (formerly known as X.L. Insurance Ltd), a Bermuda exempted company.

2.31	“XL Parties” has the meaning set forth in the Master Restructuring Agreement.

	2.32	Words denoting the singular shall include the plural and vice versa.

	2.33	Words denoting any gender shall include both the other genders.

	2.34	References to any statutory provision shall include any statutory modification or re-enactment of such provision.

	2.35	Clause headings are included for reference and shall not affect the interpretation of this deed.

	2.36	The Schedules hereto form part of this deed and shall be deemed to be incorporated in the body of this deed.

3.	PURPOSES

3.1

Subject to the provisions of Clause 4 and Clause 5, the Trustees shall hold the Trust Fund and the income of the Trust Fund on trust to pay, transfer, appropriate or apply all or any part or parts of the Trust Fund and the income of the Trust Fund, at such time or times and in such manner, for or towards or in furtherance of the following purposes.

	3.2	The purposes of this Trust are:-

To acquire by receipt of a contribution ownership of the Shares, to maintain custody and control of the Shares pending disposition thereof in accordance with the terms of this Trust and, until such disposition, the Trustees shall have the exclusive power and authority exercised in good faith to take such other actions as shareholder as the Trustees think are or may be necessary or appropriate in their sole discretion.

		3.2.1	Without limiting the foregoing to engage in the following activities:

(a) to own, hold, manage and/or dispose of the Trust Fund in accordance with the terms of this Trust;

(b) to deal with any dividends, distributions or any other income of the Trust Fund in accordance with the provisions of Clause 4;

(c) to deal with the proceeds in accordance with the provisions of Clause 5; and

(d) to perform or cause to be performed all of the other obligations of the Trustees under this Trust.

3.2.2

To exercise the Trustees’ rights as shareholder of the Company and provide such support and assistance as considered necessary and advisable by the Trustees, including in accordance with Clause 1.2.3 of Schedule B and Clause 1.2.4 of Schedule B and otherwise as may be required by law.

4.	PAYMENT OF DIVIDENDS AND ACCUMULATION OF INCOME

4.1

If the Company pays or issues dividends or makes other distributions relating to the Trust Fund or if any other income arises from the Trust Fund, the Trustees shall accept and receive such dividends, distributions and other income. Upon receipt of any such dividends, distributions or other income and subject to the provisions of Clause 4.2, such dividends, distributions and other income shall be distributed promptly:

4.1.1

until the Restructuring Effective Time or the earlier arrival of the Termination Date, to XLCA, which payment or distribution to XLCA shall be treated as “SCA Share Sale Proceeds” for purposes of Section 6.12 of the Master Restructuring Agreement; and

4.1.2

from and after the Restructuring Effective Time (if it shall occur before the Termination Date) and until the Termination Date, to such persons in such proportions and upon such terms as the CCRA Parties may appoint, direct or determine in the terms of the Consenting Counterparty Restructuring Agreement, and the execution and delivery of the Consenting Counterparty Restructuring Agreement to the Trustees shall be conclusive evidence of the exercise of this power by the CCRA Parties.

	4.2	If the dividend, distribution or other income is in the form of securities, such securities shall be held in accordance with the terms of this Trust.

5.	PROCEEDS

	5.1	Proceeds shall be paid promptly together with any interest earned thereon:

5.1.1

until the Restructuring Effective Time or the earlier arrival of the Termination Date, to XLCA, which payment or distribution to XLCA shall be treated as “SCA Share Sale Proceeds” for purposes of Section 6.12 of the Master Restructuring Agreement; and

5.1.2

from and after the Restructuring Effective Time (if it shall occur before the Termination Date) and until the Termination Date, to such persons in such proportions and upon such terms as the CCRA Parties may appoint, direct or determine in the terms of the Consenting Counterparty Restructuring Agreement, and the execution and delivery of the Consenting Counterparty Restructuring Agreement to the Trustees shall be conclusive evidence of the exercise of this power by the CCRA Parties.

5.2

Together with the proceeds and interest thereon as described in Clause 5.1, the Trustees shall deliver or cause to be delivered a notice setting forth the number of Shares and/or a description of any other assets sold or disposed of in exchange for such proceeds, the nature and kind of consideration comprising such proceeds (including the aggregate dollar amount of any cash consideration) and the amount of interest earned thereon.

6.	TERMINATION PROVISIONS

On the Termination Date the Trustees shall cease the application of the capital and income of the Trust Fund towards the Purposes and:

	6.1	Upon termination of this Trust in accordance with Clause 2.23.1 the Trustees shall:

6.1.1

If the Termination Date occurs prior to the Restructuring Effective Time, deliver free of trust to XLCA a certificate or certificates for the Shares, properly endorsed for transfer and any other property constituting the Trust Fund; and

6.1.2

If the Termination Date occurs on or after the Restructuring Effective Time, deliver free of trust a certificate or certificates for the Shares, properly endorsed for transfer and any other property constituting the Trust Fund to such persons in such proportions and upon such terms as the CCRA Parties may appoint, direct or determine in the terms of the Consenting Counterparty Restructuring Agreement, and the execution and delivery of the Consenting Counterparty Restructuring Agreement to the Trustees shall be conclusive evidence of the exercise of this power by the CCRA Parties.; and

6.2

Upon termination of the Trust in accordance with Clause 2.23.3, the Trustees shall deliver free of trust a certificate or certificates for the Shares, properly endorsed for transfer and any other property constituting the Trust Fund to such persons in such proportions and upon such terms as the CCRA Parties may appoint, direct or determine in the terms of the Consenting Counterparty Restructuring Agreement, and the execution and delivery of the Consenting Counterparty Restructuring Agreement to the Trustees shall be conclusive evidence of the exercise of this power by the CCRA Parties.

7.	BUSINESS COMBINATIONS AND RECAPITALISATIONS

7.1

Any merger, consolidation, reorganisation or dissolution of the Company or the sale of all or substantially all of the assets of the Company pursuant to which common shares or other voting securities of another corporation are to be issued in payment or exchange for or upon conversion of the Shares shall constitute a disposition of the Shares which shall be subject to the provisions of Clause 5.

7.2

In the event of an increase in the amount of outstanding common shares of the Company by virtue of a stock split or the decrease in the number of common shares of the Company because of a contraction of shares or a change in the number of outstanding shares as a result of some other capitalisation in which the Company receives no consideration for the issuance of the additional or reduced amount of common shares, the new additional or changed number of the Shares shall be held by the Trustees.

8.	ADMINISTRATION AND MANAGEMENT

8.1

Subject to the provisions of Clause 1.2.3 of Schedule B and Clause 1.2.4 of Schedule B the Trustees shall conduct the affairs of this Trust in such manner as they may consider appropriate, and they shall make such arrangements in relation to the administration of this Trust as they consider advisable to further the purposes of this Trust.

8.2

The Trustees shall in addition and without prejudice to all other powers at law have the powers and immunities set out in the Schedule to section 17 of The Trusts (Special Provisions) Act 1989 (except those contained in Clauses 3(b) and 4(6) thereof) which shall be incorporated herein by reference to form Clause 1 of Schedule A hereto and renumbered to follow sequentially without the incorporation of the above mentioned excepted clauses provided that all references to a beneficiary or beneficiaries in such Schedule shall be deemed to refer to the purposes of this Trust and additionally the Trustees shall have the powers and provisions set out in Clause 2 of Schedule A provided that the Trustees shall not exercise any of their powers other than in furtherance of the purposes of this Trust or pursuant to Clause 4 or Clause 5.

8.3

In the event that there is any conflict between any one or more of the provisions comprised in or incorporated into Schedule A hereto (“the servient provisions”) and any provision or provisions of this Trust other than those comprised in or incorporated into Schedule A hereto (“the dominant provisions”), the dominant provisions shall prevail.

9.	POWER TO CHANGE GOVERNING LAW AND FORUM

9.1

The Trustees may at any time or times before the Termination Date declare by writing (with the written consent of the Enforcers) that from the date of the declaration (and subject to any future declaration in exercise of this power) the Governing Law shall be changed to the law of some other jurisdiction, state or territory in any part of the world.

9.2

So often as any declaration shall be made the Trustees may make such consequential alterations or additions in or to the trusts, powers and provisions of this Trust as the Trustees may consider necessary or desirable to ensure that the trusts, powers and provisions of this Trust shall (mutatis mutandis) be as valid and effective under the new Governing Law as they are under the original Governing Law of this Trust.

	9.3	Subject to the power to change the forum for the administration of this Trust contained below, the forum for the administration of this Trust shall be the courts of the Governing Law.

9.4

The Trustees may at any time or times declare by writing (with the written consent of the Enforcers) that from the date of the declaration (and subject to any future declaration in exercise of this power) the forum for the administration of this Trust shall be the courts of any jurisdiction in the world, whether or not such courts are of the jurisdiction which is for the time being the Governing Law of this Trust.

9.5

The Trustees may carry on the general administration of this Trust in any jurisdiction in the world, whether or not the jurisdiction is for the time being the Governing Law of this Trust or the courts of the jurisdiction are for the time being the forum for the administration of these trusts and whether or not the Trustees or any of them are for the time being resident and/or domiciled in, or incorporated in and/or carrying on business in, or otherwise connected with, the jurisdiction.

10.	IRREVOCABLE TRUST AND POWER TO VARY

This Trust is irrevocable provided however that, subject to the provisions of Clause 11, the Trustees may in writing (but only with the written consent of the Enforcers) vary, add to, alter or amend any or all of the provisions of this Trust (including, without limitation, the purposes in clause 3) as the Trustees in their absolute discretion think fit.

11.	OWNERSHIP AND PROHIBITED TRANSFERS OR SALES

11.1

Notwithstanding any provision of this Trust to the contrary the Trustees shall be obligated at all times prior to the Termination Date to retain ownership of the Shares until they are sold or otherwise disposed of in accordance with the terms of this Trust.

11.2

Notwithstanding any provision of this Trust to the contrary, the Trustees may not, under any circumstances, transfer any of the Shares to any SCA Party, any Consenting Counterparty or any of their respective affiliates prior to the Termination Date.

11.3

Notwithstanding any provision of this Trust to the contrary no sale or other disposition of the Shares may be made prior to October 15, 2008, except as set forth in the Consenting Counterparty Restructuring Agreement.

12.	PROVISION TO AVOID RESULTING TRUST

	12.1	Subject to all the other trusts, powers and provisions hereof affecting the Trust Fund and the income thereof and if and so far as such trusts, powers and provisions shall fail or for any reason be found to be invalid or found not to otherwise deal fully with the Trust Fund and the income thereof with the effect that (without this clause) all or any part of the Trust Fund or the income thereof would be held on a resulting trust absolutely for XLI or the Escrow Agent (as defined in the Master Restructuring Agreement), the whole or such part of the Trust Fund and the income thereof that would otherwise be held on a resulting trust for XLI or the Escrow Agent shall instead be held upon trust absolutely for XLCA.

          IN WITNESS whereof the First Trustee has executed and delivered this instrument as its deed on the date shown on page one.

SCHEDULE A

In furtherance of the Purposes and subject to Clause 8.2 and Clause 8.3 above but not further or otherwise the Trustees shall have the following additional powers:-

1.	Incorporation by Reference

Further administrative powers incorporated by reference to the Trusts (Special Provisions) Act 1989, as amended.

2.	Further Powers

	2.1	to construct, maintain, improve or alter any buildings or works (so far as necessary for carrying out the purposes of the this Trust) on land comprised in the Trust Fund;

	2.2	to sell, lease, demise, let, license and generally manage and deal with any land or buildings or interest therein in such manner as the Trustees shall think fit;

2.3

to borrow money subject to such consents as may be required by law on such terms as to interest repayment or otherwise as the Trustees may think fit without security or (subject as aforesaid) upon the security of the whole or any part or parts of the Trust Fund and to use such money so borrowed for any purpose for which capital of the Trust Fund may be used;

2.4

to seek the advice of any person who is in the opinion of the Trustees qualified to advise on the management of any land comprised in the Trust Fund or the making and changing of investments of this Trust;

2.5

to employ any person firm or company not being a Trustee to manage or assist in managing the Trust Fund upon such reasonable terms as the Trustees think fit and to pay a secretary and other such officials or staff not being a trustee as the Trustees may in their discretion from time to time determine and to enter into agreements and to fix such reasonable salaries as the Trustees may deem proper and to enter into any service agreements which they shall consider to be necessary including the power to determine any such employment upon such terms as the Trustees may decide and to make all reasonable and necessary provisions for the payment of pensions and superannuation to or on behalf of employees and their widows or widowers and dependants;

	2.6	to apply capital or income in insuring any buildings or other property to their full value;

2.7

when making grants of any funds to any charities to accept as a good discharge in respect of any such funds the receipt of the treasurer or secretary or other authorized officer for the time being of such charities;

2.8

in respect of any property subject to the trust hereof to vest the same in any corporation or any other person or persons (whether or not being one or more of the Trustees) as nominee or nominees for the Trustees;

	2.9	to make contributions as they may think fit or otherwise to assist (and whether out of capital or income) towards the purposes of this Trust;

2.10

to pay and discharge any rent rates taxes costs of insurance improvements repairs or other outgoings payable from time to time in respect of any property held subject to these trusts and to pay and discharge all expenses incurred in the exercise of any powers conferred upon the Trustees by, or in conformity with, the provisions of this deed or by any transfer to the Trustees upon these trusts of any freehold leasehold or other property any legal or other administrative expenses payable from time to time in connection with these trusts or with any property held on such trusts;

2.11

to invest any moneys for the time being comprised in the Trust Fund and also in the hands of the Trustees and for the time being unapplied in the names or under the control of the Trustees in or upon any investments authorised by this deed with power to vary or transpose investments for or into others of any nature so authorised;

2.12	to do all such lawful acts or things as shall further the attainment of the purposes of this Trust and so far as may be necessary to do such acts or things in collaboration with any person.

SCHEDULE B

Rights and Immunities of the Trustees

1.	Width of discretions

	1.1	Every power by this Trust or by law conferred on the Trustees shall confer an absolute discretion.

	1.2	In amplification of the foregoing;

1.2.1

subject to the provisions of Clause 11.3 above, the Trustees shall have the exclusive power and authority in their sole discretion, exercised in good faith in accordance with the Purposes, to sell (and to determine the terms and conditions of such a sale), all or a portion of the Shares in one or more private or public transactions in accordance with the applicable laws, whether in whole or in part;

1.2.2

subject to the provisions of Clause 1.2.3 of this Schedule, the Trustees shall have the exclusive right and obligation to vote the Shares and at all times prior to the Termination Date the Trustees shall have full power and authority, and are empowered to vote (or give written consent in person or by proxy, at all meetings of shareholders of the Company), the Shares as they in their sole judgement, believe to be in accordance with the Purposes and to do any and all other things and take any and all other actions as fully as any shareholder of the Company might do if personally present at a meeting of the shareholders of the Company or otherwise, all to the fullest extent permitted by law;

1.2.3

if at any time the Trustees shall have the right pursuant to the SCA Shareholder Agreement to nominate one or more nominees to the Company’s board of directors, the Trustees shall nominate such person or persons in accordance with Schedule E;

1.2.4

if at any time the size of the Company’s board is reduced and pursuant to Section 2(b)(i) of the SCA Shareholder Agreement the Trustees are required to direct one or more of its nominees to the Company’s board to resign from the Company’s board, the Trustees shall have the right, in their sole and absolute discretion, to select the person or persons from among the Trustees’ then existing nominees to the Company’s board to be directed to resign (it being understood that the Trustees shall not be liable for any error of judgment, or any action taken, in selecting among such nominees as long as such selection is made by the Trustees in good faith);

		1.2.5	the Trustees shall not amend or modify the SCA Shareholder Agreement or the Registration Rights Agreement without the prior written consent of the Enforcers; and

1.2.6

subject to the above the Trustees shall have the exclusive power and authority in their sole discretion exercised in good faith in accordance with the Purposes, to exercise, direct and enforce any and all rights that the Trustees may have under the SCA Shareholder Agreement (including the determination as to whether to assert any claim, commence any action or settle, dismiss or continue the prosecution of any such action).

1.3

The Trustees may exercise any power by this Trust or by law conferred by majority. Any trustee who is not a member of such majority (including a dissenting trustee) shall be obliged to join in any deed or writing made, or act to be done, in the name of the Trustees pursuant to a majority decision of the Trustees if requested by the majority of the Trustees to do so.

2.	Release or restriction of powers

The Trustees may release or restrict the future exercise of any power by this Trust or by law conferred on the Trustees notwithstanding the fiduciary nature of such power. Any release or restriction shall bind any future trustee unless the contrary is expressly stated.

3.	Indemnity

3.1

Each Trustee shall be entitled to a full indemnity out of the capital and/or income of the Trust Fund in respect of any costs, expenses or any other liabilities of whatsoever nature (including any taxes and associated penalties and interest for which they are personally liable and any liability which may be payable to an Outgoing Trustee (as defined below)) incurred by the trustee in or about the professed execution of the trusts and powers of this Trust, but not in respect of any costs, expenses or any other liabilities incurred by any trustee in acting or omitting to act in a manner in which the trustee is not entitled to the protection of the exclusion of liability provisions contained in this Trust.

3.2

Any of the Trustees (including an Outgoing Trustee as defined below) shall be entitled to assert a lien over any of the capital and/or income of the Trust Fund in order to secure his right of indemnity or, at his election, to release any capital and/or income of the Trust Fund subject to the recipient and/or the continuing trustee (as the case may be) granting to the trustee (and the trustee’s successors and assigns) a charge over the released assets securing the right of indemnity and/or an express indemnity.

3.3

Without prejudice to the entitlement of a retiring or removed trustee to request that the trustee be granted an express indemnity on retirement or removal, the rights of indemnity conferred by this Trust shall endure following the retirement or removal, death or (as the case may be) liquidation of a trustee (an “Outgoing Trustee”) to the intent that an Outgoing Trustee and his personal representatives or (as the case may be) its liquidator shall be entitled to assert the same rights of indemnity in respect of costs, expenses or other liabilities of whatsoever nature (including any taxes for which the Outgoing Trustee is personally liable) as the Outgoing Trustee would have been entitled to assert had the Outgoing Trustee remained in office as a trustee of this Trust at the time when the right of indemnity is asserted.

4.	Exclusion of liability

4.1

In the professed execution of the trusts and powers of this Trust, no trustee or member or officer or employee of any corporation which is a trustee of this Trust shall be liable for any loss to the Trust Fund or the income of the Trust Fund arising by reason of any improper investment made or retained in good faith, or for the negligence or fraud of any agent, nominee, delegate or sub-delegate appointed by or with the authority of the Trustees or any of them (notwithstanding that the appointment of the agent, nominee, delegate or sub-delegate was not strictly necessary or expedient), or by reason of any mistake or omission made in good faith by any trustee, or by reason of any other matter or thing whatsoever undertaken in good faith, except actual fraud or dishonesty.

	4.2	Without prejudice to the generality of the foregoing:

4.2.1

in any case where the Trustees have appointed and reasonably relied in good faith on a person or persons to manage investments, the Trustees shall not be liable for any loss arising out of the failure of the investment policy implemented by or at the direction of that person or those persons; and

4.2.2

the exclusion of liability provided for above shall extend to any matter or thing arising out of any trustee, or any member or officer or employee of a corporate trustee, acting in good faith as a member or officer or employee of any corporation incorporated or acquired pursuant to the powers of the Trustees.

5.	Supervision of officers of corporations

The Trustees shall not be bound or required to interfere in the management or conduct of the business of any corporation and may waive any requirement for the appointment of auditors or for the preparation of accounts even though the Trustees control the whole or the majority of the securities of such corporation (or of its parent corporation). So long as the Trustees shall have no notice of any act of dishonesty or misappropriation of assets or other deliberate misconduct on the part of the officers or employees having the management of any corporation, the Trustees shall be at liberty to leave the conduct of its business (including the payment or non-payment of dividends) wholly to its officers or employees.

6.	Charging clauses

	6.1	Any of the Trustees who shall be an individual engaged in any profession or business either alone or in partnership:

		6.1.1	may be appointed to act as a trustee on a like charging basis to that provided for in relation to corporate trustees below; and

6.1.2

subject to that, shall be entitled to charge and be paid all professional or other proper charges for business done or time spent or services rendered by the trustee or his firm in connection with this Trust, whether or not within the usual scope of his or his firm’s profession or business and including acts which a trustee not being in any profession or business could have done personally.

6.2

Any of the Trustees which shall be a trust corporation or other corporate trustee shall be entitled to charge and be paid the fees for its services as may be agreed at the time of its appointment by the Enforcers and the terms and conditions relating to fees may include provision for the subsequent variation of the fees from time to time with the agreement of the Enforcers. In the absence of an agreement, any trust corporation or corporate trustee shall be entitled to charge and be paid fees for its services in accordance with its usual scale or schedule of fees from time to time in effect.

7.	Incidental profits

7.1

Any trustee or any member or officer or employee of any corporate trustee of this Trust may act as an officer or employee of any corporation (or of any subsidiary of such corporation) the securities of which are comprised in the Trust Fund and may retain any remuneration or other benefits received by virtue of the office or employment notwithstanding that any votes or other rights attaching to the securities have been instrumental in procuring or maintaining that person in the remunerated office or employment.

	7.2	Any trustee or any member or officer or employee of any corporate trustee of this Trust or any corporation in the same group of corporations as any corporate trustee of this

Trust shall be entitled to retain any brokerage or commission paid by any broker, agent or insurance office to that person (or his firm) in connection with the acquisition or dealing with any assets or the effecting of, or payment of, any premium on any policy subject or intended to become subject to this Trust.

7.3

Any trustee or any firm or corporation of which a trustee is a member or officer or employee or any corporation in the same group of corporations as any corporate trustee of this Trust which carries on the business of banking or providing investment services may act as banker or investment adviser (as the case may be) to this Trust on the same terms as are offered to any ordinary customer without being liable to account for any profits arising therefrom.

8.	Conflicts of interest

Any of the Trustees may join in exercising any of the powers by this Trust or by law conferred on the Trustees (whether of a beneficial or administrative nature) notwithstanding that he may have some other interest (either personally or in some other fiduciary capacity) in the manner or result of exercising the power.

9.	Information and confidentiality

	9.1	The Trustees shall (without being requested for the same) provide or cause to be provided the Enforcers with copies of the following:

		9.1.1	accounts of this Trust;

		9.1.2	copies of this deed and of deeds and other written instruments executed pursuant to this deed; and

		9.1.3	copies of legal and other professional advice received by the Trustees.

9.2

The Enforcers shall have full rights to receive information concerning this Trust and its administration from the Trustees and to inspect and take copies of trust documents and shall also be entitled to the information and documents specified in sub-clause 9.3 below.

	9.3	Subject to the Governing Law of this Trust, the Trustees need not disclose to anyone apart from the Enforcers:

		9.3.1	any document that records the reasons of the Trustees for the way in which they have exercised any of their powers or discretions; and

		9.3.2	any document concerned with the exercise or proposed exercise by the Trustees of any of the powers or discretions or the performance or proposed performance by the Trustees of any trusts or duties.

Appointment and Retirement of the Trustees

10.	Persons who may serve as trustees

10.1

Any individual or corporation may be appointed and serve as a trustee notwithstanding that the individual or corporation is resident and/or domiciled, or incorporated and/or carrying on business, outside the jurisdiction of the Governing Law and that as a result of the appointment (and any retirement occurring in connection with the appointment) all, or a majority, of the Trustees are resident and/or domiciled, or incorporated and/or carrying on business, outside the jurisdiction of the Governing Law and carrying on the administration of this Trust outside the jurisdiction of the Governing Law and notwithstanding that all or any of the assets subject to the trusts of this Trust are situated in the jurisdiction of the Governing Law.

	10.2	The power of appointing new trustees shall not be exercisable solely by virtue of a trustee remaining outside the jurisdiction of the Governing Law for any period.

11.	Number of trustees

Subject to any express provision of this Trust to the contrary and without prejudice to any restriction under the Governing Law on the number of trustees necessary to give a receipt for capital money or otherwise, a single trustee (whether or not being a trust corporation) may act for all the purposes of this Trust.

12.	Power of appointment and removal of new trustees

The power of appointing new trustees and the power to remove trustees of this Trust shall be exercisable by writing and shall be vested in the Enforcers.

13.	Retirement of trustees

13.1

Any trustee may retire from the office of trustee either forthwith or at some specified future date or event by writing (which may be in counterparts) to which the trustee retiring and the other trustees of this Trust are party and written notice and a copy of which shall be given to the Enforcers.

13.2

No retirement shall take effect unless following the retirement there will be at least one trustee (or the greater number of trustees as may be required by any mandatory provision of the Governing Law) remaining in office.

Separate Bodies Of Trustees

14.	Appointment of separate bodies of trustees

	14.1	A separate person or body of persons may be appointed to act as the Trustees in relation to any specified share or part of the Trust Fund and the income of the Trust Fund.

14.2

If and so long as one or more shares or parts of the Trust Fund and the income of the Trust Fund have a separate person or body of persons acting as the Trustees in relation to such assets, the provisions of this schedule shall apply to each such person or body of persons as if references to the share or part of the Trust Fund and the income of the Trust Fund in question were substituted for references to the Trust Fund and the income of the Trust Fund.

SCHEDULE C

1.	Initial Enforcers and Unanimity

	1.1	Subject to the provisions of Clauses 2, 3, 5 and 6 of this Schedule, the Enforcers shall be XLCA and the Consenting Counterparties (together “the First Enforcers”).

	1.2	All actions of the Enforcers shall only be effective if they are the result of a unanimous decision of the XLCA Enforcer and the Consenting Counterparties Enforcer.

2.	Appointment and Resignation of the XLCA Enforcer

	2.1	The XLCA Enforcer shall have the power, by writing:-

		2.1.1	to add to the number of persons then serving as the XLCA Enforcer;

2.1.2

to appoint a person or persons to serve as the XLCA Enforcer in the event all other persons cease to serve as the XLCA Enforcer and that appointment may be made irrevocably or may be made so as to be revocable up until the time it takes effect; and

		2.1.3	to make provisions concerning how any two or more persons entitled to exercise the powers of the XLCA Enforcer at a given time shall exercise those powers.

2.2

Any person other than XLCA appointed to serve as the XLCA Enforcer shall accept that appointment in writing. Copies of any appointment and acceptance shall be supplied to the Trustees and all other Enforcers in office at that time as soon as is practicable.

3.	Persons who may serve as XLCA Enforcers

Any individual or corporation may be appointed and serve as an XLCA Enforcer notwithstanding that the individual or corporation is resident and/or domiciled, or incorporated and/or carrying on business, outside the jurisdiction of the Governing Law.

4.	XLCA Enforcers acting together

Subject to the exercise of the power contained in Clause 2.1.3 of this Schedule, in any case where there are two or more persons entitled to exercise the powers of the XLCA Enforcer at a given time, the powers shall be exercisable by majority.

5.	Resignation of the XLCA Enforcer

	5.1	Subject to the provisions of Clause 5.2 of this Schedule, any person serving as an XLCA Enforcer or appointed to be an XLCA Enforcer:

		5.1.1	may resign by writing to that effect which may be signed in advance of assuming office as an XLCA Enforcer;

		5.1.2	shall, as soon as is practicable, supply the Trustees and all other Enforcers in office at that time with a copy of the resignation;

		5.1.3	shall, in the case of any prospective resignation, as soon as is practicable supply the Trustees and all other Enforcers in office at that time with a copy of the resignation.

	5.2	No XLCA Enforcer may resign if as a consequence there would be no XLCA Enforcer.

6.	The Consenting Counterparties Enforcer

The provisions of Clauses 2 to 5 of this Schedule shall apply to the Consenting Counterparties Enforcer as if those clauses had been repeated verbatim herein provided that all references to the XLCA Enforcer or the XLCA Enforcers shall be deemed to refer to the Consenting Counterparties Enforcer or the Consenting Counterparties Enforcers respectively.

Rights and Immunities of the Enforcer
7.	Width of discretions

Every power conferred on the Enforcers shall confer an absolute and non-fiduciary discretion and no person shall be entitled to compel control or otherwise interfere with the exercise by the Enforcers of any such power.

8.	Statutory Power to Enforce

The Enforcers, XLCA and any person appointed by a majority of the Consenting Counterparties are each appointed by this Trust as a person entitled to make application to the Supreme Court for an order relating to the enforcement of this Trust in accordance with the provisions of Section 12B of the Trusts (Special Provisions) Act 1989.

9.	Release or restriction of powers

9.1

The Enforcers may by writing release or restrict the future exercise of any power conferred on the Enforcer. Any release or restriction shall bind any persons appointed in the future to be Enforcers unless the contrary is expressly stated.

	9.2	The Enforcers shall, as soon as is practicable, supply the Trustees with any release or restriction of power.

10.	Indemnity

Each Enforcer other than the First Enforcers and any of their respective affiliates shall be entitled to a full indemnity out of the Trust Fund and/or the income of the Trust Fund in respect of any costs, expenses or any other liabilities of whatsoever nature incurred in or about the professed execution of powers under this Trust, but not in respect of any costs, expenses or any other liabilities incurred by any such Enforcer in acting or omitting to act in a manner in which that person is not entitled to the protection of the exclusion of liability provisions contained in this Trust.

11.	Exclusion of liability

In the professed execution of powers under this Trust no Enforcer or member or officer or employee of any corporation which is an Enforcer of this Trust shall be liable for any loss to the Trust Fund or the income of the Trust Fund arising by reason of any mistake or omission made in good faith by any such Enforcer or by reason of any other matter or thing whatsoever undertaken in good faith except actual fraud.

12.	Charging clauses

	12.1	Any Enforcer other than the First Enforcers and any of their respective affiliates who shall be an individual engaged in any profession or business either alone or in partnership:

		12.1.1	may be appointed to act as an Enforcer on a like charging basis to that provided for in relation to corporate Enforcers below; and

12.1.2

subject to that, shall be entitled to charge and be paid all professional or other proper charges for business done or time spent or services rendered by the Enforcer or his firm in connection with this Trust, whether or not within the usual scope of his or his firm’s profession or business and including acts which an Enforcer not being in any profession or business could have done personally.

12.2

Any corporation which is an Enforcer shall be entitled to charge and be paid the fees for its services as may be agreed at the time of its appointment by the Trustees. The terms and conditions relating to its appointment may include provision for the subsequent variation of such fees from time to time with the agreement of the Trustees as may be specified in those terms and conditions for the purpose of approving any variation. In the absence of agreement, it shall be entitled to charge and be paid fees for its services in accordance with its usual scale or schedule of fees from time to time in effect.

13.	Incidental profits

13.1

Any Enforcer or any member or officer or employee of any corporate Enforcer of this Trust may act as an officer or employee of any corporation (or of any subsidiary of such corporation) the securities of which are comprised in the Trust Fund and may retain any remuneration or other benefit which is received by virtue of such office or employment notwithstanding that any votes or other rights attaching to the securities have been instrumental in procuring or maintaining that person in such remunerated office or employment.

13.2

Any Enforcer or any member or officer or employee of any corporate Enforcer of this Trust or any corporation in the same group of corporations as any corporate Enforcer of this Trust shall be entitled to retain any brokerage or commission paid by any broker, agent or insurance office to that person (or his firm) in connection with the acquisition or dealing with any assets or the effecting of, or payment of, any premium on any policy subject or intended to become subject to this Trust.

13.3

Any Enforcer or any firm or corporation of which an Enforcer is a member or officer or employee or any corporation in the same group of corporations as any corporate Enforcer of this Trust which carries on the business of banking or providing investment services may act as banker or investment adviser (as the case may be) to this Trust on the same terms as are offered to any ordinary customer without being liable to account for any profits arising therefrom.

14.	Conflicts of interest

Any Enforcer may join in exercising any of the powers by this Trust or by law conferred on the Enforcers notwithstanding that he or it may have some other interest (either personally or in some fiduciary capacity) in the manner or result of exercising the power.

15.	Information and confidentiality

Subject to the Governing Law of this Trust, the Enforcers need not disclose to anyone apart from the Trustees:

	15.1	Any document that records the reasons of the Enforcers for the way in which they have exercised any of their powers or discretions; and

	15.2	Any document concerned with the exercise or proposed exercise by the Enforcers of any of the powers or discretions or the performance or proposed performance by the Enforcers of any trusts or duties.

All Incidental Powers

16.	All incidental powers

The Enforcers shall have and be entitled to exercise all powers otherwise enjoyed by an absolute beneficial owner which the Enforcers consider necessary or expedient in order to carry out the functions of the office of the Enforcers under this Trust including (without prejudice to the generality of the foregoing) similar powers to those conferred on the Trustees by Schedule A concerning agents and disputes.

17.	Notices

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the person to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a person may from time to time specify by notice to, in the case of the Trustees, the Enforcers, and, in the case of an Enforcer, to the Trustees and the other Enforcer:

If to the Trustees:

Syncora Private Trust Company Ltd Richmond House 12 Par La Ville Road Hamilton, HM 081, Bermuda Attention: Craig MacIntyre, Director Facsimile No.: (441) 298-7849

with a copy (which shall not constitute notice) to:

Conyers Dill & Pearman Clarendon House 2 Church Street PO Box HM 666 Hamilton HM CX Bermuda Attention: Charles Collis Fax: (441) 292-4720

If to the XLCA Enforcer:

Syncora Guarantee Inc. A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Attention: General Counsel Fax: (441) 296-4351

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP, 767 Fifth Avenue New York, New York 10153 Attention: Gary Holtzer Fax: (212) 310-8007

If to the Consenting Counterparties Enforcer:

CDS Counterparties c/o FTI Consulting, Inc. 633 West Fifth Street Suite 1600 Los Angeles, CA 90071 Attention: M. Freddie Reiss Fax: (213) 689-1220

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Attention: Donald S. Bernstein Fax: (212) 450-3092

Schedule D

THIS DEED OF COVENANT AND INDEMNITY dated [●] [●], 2008 (the “Commencement Date”) is made by SYNCORA GUARANTEE INC. (formerly known as XL Capital Assurance Inc.), a company incorporated under the laws of the State of New York whose registered office is at 1221 Avenue of the Americas, New York, NY 10020 (the “Company”) in favour of SYNCORA PRIVATE TRUST COMPANY LIMITED,a company incorporated under the laws of Bermuda whose registered office is at Richmond House, 12 Par La Ville Road, Hamilton HM08, Bermuda (the “Trustee”) (each, a “Party” and, together, the “Parties”).

BACKGROUND

(A)	This deed is supplemental to a trust (the “Trust”) established by a Declaration of Trust made by the Trustee of even date herewith (the “Trust Deed”) and known as The CCRA Purpose Trust.

(B)	The Trustee is the present trustee of the Trust.

(C)

The Company has agreed to covenant with and indemnify the Trustee, and its respective successors in title, directors, officers and employees and the directors, officers and employees of its successors in title (together, the “Covenantees”) in the terms set out below.

OPERATIVE PROVISIONS

1.	DEFINITIONS

In this Deed, where the context admits, the following definitions shall apply and subject thereto the definitions and rules of construction contained in the Trust Deed shall apply:

	1.1	“Agreed Fees” means the Minimum Fee and the Annual Fee.

	1.2	“Annual Fee” means the sum of one hundred thousand United States Dollars (US$100,000) to be paid annually on the first anniversary after the Minimum Fee and thereafter until the Termination Date.

1.3

“Excepted Liabilities” means any cost, expense or other liability incurred by any Covenantee in acting or omitting to act in a manner in which the trustee is not entitled to the protection of the exclusion of liability provisions contained in the Trust Deed.

	1.4	“Indemnity Fund” means:

		1.4.1	the sum of One million United States Dollars (US$1,000,000) transferred on the date of execution of this Deed to the Trustee by or on behalf of the Company; and

		1.4.2	the assets from time to time representing the above.

1.5

“Liabilities” means any costs, expenses or any other liabilities of whatsoever nature (including any taxes and associated penalties and interest for which they are personally liable and any liability which may be payable to an Outgoing Trustee (as defined in clause 4.3 below)) incurred by the Trustee in or about the professed execution of the trusts and powers of the Trust (the “Service”), other than Excepted Liabilities.

	1.6	The “Minimum Fee” means the sum of one hundred and seventy-five thousand United States Dollars (US$175,000) to be paid on the date hereof.

	1.7	“Repayment Date” means:

		1.7.1	the date six months after the earlier of (i) the Termination Date of the Trust and (ii) the date on which the Trustee ceases to be trustee of the Trust; or

		1.7.2	such other date as shall be agreed between the Trustee and the Company.

2.	COVENANT AND INDEMNITY

The Company hereby covenants with the Covenantees:

2.1

To pay the Minimum Fee to the Trustee on the Commencement Date in consideration of the Service for the period beginning with the Commencement Date and ending on the first anniversary of the Commencement Date and thereafter until the Termination Date to pay the Annual Fee annually thereafter in advance for the period commencing on the date when payment is due and ending one year after that date; if the Trustee ceases to be trustee of the Trust, then the Trustee shall refund the last-paid Annual Fee pro rata for the portion remaining of the annual period ending on the date the next payment is due provided such refund shall not apply to the Minimum Fee.

2.2

In addition to the Agreed Fees, to pay to the Trustee all reasonable legal costs and expenses and disbursements, stamp duty and all registration and document fees incurred by the Trustee in connection with the execution of the Trust and the continued administration of the Trust and all ancillary expenses in connection therewith (the “Legal Fees and Expenses”);

2.3

At all times fully and effectually to indemnify the Covenantees in respect of any Liabilities which are not otherwise paid to the Covenantees from the Trust Fund pursuant to the provisions of the Trust Deed.

2.4

To reimburse the Covenantees for any legal or other expenses (including, without limitation, reasonable expenses of any experts, counsel or agents) reasonably incurred by any of the aforesaid persons in connection with investigating, preparing for or defending against any action or claim, whether or not in connection with any pending or threatened litigation, relating to the Liabilities as such expenses are incurred.

3.	PROCEDURE FOR INDEMNIFICATION

3.1

If the Company has become obligated to indemnify pursuant to clause 2.3 or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to a Covenantee (for the purposes of this clause 3, the “Indemnified Party”) hereunder, the Indemnified Party shall give written notice to the Company within a sufficiently prompt time to avoid prejudice to the Company, specifying in reasonable detail the facts upon which the claimed right to indemnification is or may be based; provided, however, that the failure of the Indemnified Party to give notice as provided in this clause 3 shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by such failure to give notice.

3.2

The Company may elect to defend, compromise and settle, at the Company’s own expense and by the Company’s own counsel reasonably satisfactory to the Indemnified Party, any third party claim. If the Company elects to defend a third party claim, it shall, within 30 days of its receipt of notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so and such Indemnified Party shall cooperate in the defence of such third party claim to the extent reasonably requested in writing by the Company. Even after notice from the Company of its election to assume the defence of a third party claim, the Company shall be liable to such Indemnified Party under this clause 3 for all legal or other expenses subsequently incurred by such Indemnified Party in connection with the defence thereof. If the Company elects not to defend against a third party claim, such Indemnified Party may defend, compromise and settle such third party claim subject to the conditions set forth below. Notwithstanding the foregoing, (i) neither the Company nor an Indemnified Party, as the party controlling the defence of a third party claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the Company or the Indemnified Party, as applicable; provided, that (upon reasonable notice thereof) consent to such compromise or settlement or such entry of a judgment shall not be unreasonably withheld or delayed, and (ii) the Company shall not consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, subject to such third party claim, of a full and final release from all liability in respect of such claim or litigation.

	3.3	Any claim on account of an indemnifiable loss hereunder which does not result from a third party claim shall be asserted by written notice given by the Indemnified Party to the Company.

4.	INDEMNITY FUND

4.1

The Trustee shall hold the Indemnity Fund until the Repayment Date, or until the Trustee ceases to be trustee of the Trust under the Trust Deed (whereupon the Trustee shall transfer the Indemnity Fund to their successor trustee, appointed in accordance with the provisions of the Trust Deed) and shall have recourse to payment or reimbursement from the Indemnity Fund in the following circumstances, limited to those amounts necessary to satisfy such payment or reimbursement obligation (for the avoidance of doubt, this section 4.1 does not provide general access to the Indemnity Fund for any amounts beyond that necessary to remedy such violation):

		4.1.1	The Company does not pay any part of the Agreed Fee or Minimum Fee on the due date;

		4.1.2	The Company does not render payment in respect of any Legal Fees and Expenses within thirty (30) calendar days of the issuance of the relevant invoice; or

		4.1.3	The Company does not render payment in respect of any Liabilities under clause 2.3 above, subject to the procedures outlined in Section 3.

4.2

On the Repayment Date, the Trustee shall transfer the Indemnity Fund to the Company in accordance with payment instructions provided in writing to the Trustee by the Company provided, that the Trustee shall be able to retain such portion of the Indemnity Fund which is reasonably sufficient to meet the those Liabilities identified in written notices delivered to the Company in accordance with the provisions of clause 3.1 above. The Trustee shall release the retained portion of the Indemnity Fund at such time and to the extent that such Liability is no longer reasonably expected or has become barred due to relevant statutory limitation provisions or otherwise is incapable of being advanced.

4.3

Without prejudice to the entitlement of a retiring or removed trustee to request that the trustee be granted an express indemnity on retirement or removal, the rights of indemnity hereunder shall endure following the retirement or removal, death or (as the case may

be) liquidation of a trustee (an “Outgoing Trustee”) to the intent that an Outgoing Trustee and his personal representatives or (as the case may be) its liquidator shall be entitled to assert the same rights of indemnity in respect of costs, expenses or other liabilities of whatsoever nature (including any taxes for which the Outgoing Trustee is personally liable) as the Outgoing Trustee would have been entitled to assert had the Outgoing Trustee remained in office as a trustee of this Trust at the time when the right of indemnity is asserted.

4.4

The Indemnity Fund shall be invested and reinvested by the Trustee in readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States. The Trustee shall report or cause to be reported to the Company on the last day of each month earnings on the Indemnity Fund.

5.	ASSIGNMENT

Neither of the Parties shall assign or transfer or permit the assignment or transfer of this Deed without the prior written consent of the other. All such assignments shall be subject to all necessary regulatory approvals.

6.	AMENDMENTS AND WAIVERS

This Deed may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the Parties. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a Party of any provision of this Deed or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

7.	ENTIRE AGREEMENT

This Deed constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

8.	GOVERNING LAW

This Deed shall be governed by the law of Bermuda and the Company submits to the exclusive jurisdiction of the Courts of Bermuda.

9.	NOTICES

Any notice given under this Deed shall be valid in any legible form and shall be duly delivered on transmission to or receipt at the addresses of the Parties noted above.

[Signature Page Follows]

IN WITNESS whereof, the Company has executed and delivered this instrument as a deed on the date first shown above.

THE COMMON SEAL OF THE COMPANY

was hereunto affixed in the presence of:

Director

Director/Officer

Acknowledged and Agreed to by:

   SYNCORA PRIVATE TRUST COMPANY LIMITED LIMITED

By:

Name:

Title:

Schedule E

Nomination of SCA Shareholder Entity Nominees

          In accordance with the terms of the SCA Shareholder Agreement, the Initial SCA Shareholder Entity Nominees will serve as the initial SCA Shareholder Entity Nominees, in each case as defined in the SCA Shareholder Agreement. The Trustees shall, in accordance with the SCA Shareholder Agreement, continue to nominate each Initial SCA Shareholder Entity Nominee as an SCA Shareholder Entity Nominee until such time that such Initial SCA Shareholder Entity Nominee resigns, is removed or otherwise is unavailable to serve on the Company’s board.

          If, at any time, the Trustees shall have the right pursuant to the SCA Shareholder Agreement to fill a vacancy on the Company’s board that cannot be filled by an Initial SCA Shareholder Entity Nominee, whether as a result of an Initial SCA Shareholder Entity Nominee’s death, resignation or removal from office, an increase in the number of directors on the Company’s board or otherwise (such vacancy, an “Open Board Seat”), the Trustees shall nominate a person to fill such Open Board Seat as follows:

          A. If the XLCA Enforcer and the Consenting Counterparties Enforcer or their respective designees jointly submit in writing to the Trustees the name of a person to fill such Open Board Seat (such person, a “Jointly Selected SCA Shareholder Entity Nominee”), the Trustees shall submit such person’s name to the Company’s Nominating & Governance Committee in accordance with Section 2(b)(vii) of the SCA Shareholder Agreement and, if such committee does not object to such person in accordance with such section, nominate such Jointly Selected SCA Shareholder Entity Nominee as an SCA Shareholder Entity Nominee pursuant to the SCA Shareholder Agreement.

          B. If, however, either the XLCA Enforcer or the Consenting Counterparties Enforcer delivers a written notice to the Trustees and the other Enforcer stating that the Enforcers have not been able to agree on a Jointly Selected SCA Shareholder Entity Nominee, then the Trustees shall nominate a person to fill such Open Board Seat in accordance with the procedures set forth in paragraphs 1 through 8 below:

1.

The XLCA Enforcer and the Consenting Counterparties Enforcer or their respective designees shall jointly submit a single consolidated list containing the names of two proposed individuals to fill such Open Board Seat, with one name each proposed by the XLCA Enforcer and the Consenting Counterparties Enforcer (each such person set forth on such consolidated list, a “Proposed Nominee”). The consolidated list shall be a “blind” written submission containing no information regarding which Enforcer has submitted a particular name. The XLCA Enforcer and the Consenting Counterparties Enforcer shall use their reasonable best efforts to cause the consolidated list to be submitted to the Trustees as soon as reasonably possible, but no later than 20 business days after the delivery of the written notice referred to in paragraph B above (unless the XLCA Enforcer and the Consenting Counterparties Enforcer or their respective designees agree otherwise).

2.	The consolidated list shall be accompanied by a written submission with respect to each Proposed Nominee set forth on the consolidated list, which shall contain the following information:

	(a)	the name, age, business address and residence address of such Proposed Nominee;

	(b)	the principal occupation or employment of such Proposed Nominee, and such other biographical information regarding the Proposed Nominee as the submitting enforcer deems relevant; and

	(c)	the number of shares of capital stock of the Company or any Consenting Counterparty which are owned of record and beneficially by such Proposed Nominee.

3.

The Enforcers shall, upon the Trustees’ request, endeavor to provide the Trustees with such other information reasonably requested by the Trustees with respect to any Proposed Nominee (including, at the Trustees’ request, a completed director questionnaire (in the form provided by the Secretary of the Company)), which information shall be made available to the Trustees in the same “blind” manner as the initial written submissions are submitted to the Trustees.

4.

The Trustees shall then choose among the Proposed Nominees the person the Trustees deem, in their sole and absolute discretion, to be the most qualified director of the Company to fill such Open Board Seat.

5.

The Trustees shall submit the name of the Proposed Nominee selected in accordance with paragraph 4 above to the Company’s Nominating & Corporate Governance Committee in accordance with Section 2(b)(vii) of the SCA Shareholder Agreement, upon such Proposed Nominee:

(a)

executing a written representation and agreement (in the form provided by the Secretary of the Company) stating that he or she (A) meets the criteria set forth in the definition of “Independent” in the SCA Shareholder Agreement and (B) is not and will not become a party to any agreement, arrangement or understanding that would violate the last sentence of Section 2(b)(iv) of the SCA Shareholder Agreement; and

	(b)	completing and signing a written director questionnaire (in the form provided by the Secretary of the Company) with respect to the background, independence and qualification of such Proposed Nominee.

6.

If the Company’s Nominating & Corporate Governance Committee does not object to the Proposed Nominee submitted to such committee solely on the basis provided for in Section 2(b)(vii) of the SCA Shareholder Agreement within 10 business days after submission to such committee of such Proposed Nominee’s name, a copy of the written submission with respect to such Proposed Nominee referred to in paragraph 2 above and the documentation with respect to such Proposed Nominee referred to in clauses (a) and (b) in paragraph 5 above, such Proposed Nominee shall become an SCA Shareholder Entity Nominee in accordance with the SCA Shareholder Agreement. If the Company’s Nominating & Corporate Governance Committee objects to the Proposed Nominee, the Trustees shall request that the Enforcers submit two new names for consideration in accordance with the procedures described above, neither of which shall have been submitted on the initial consolidated list submitted to the Trustees.

7.

In performing the Trustees’ duties hereunder, the Trustees shall be entitled to rely upon any document submitted in connection with the written submissions described above including the completed and signed written director questionnaires and the signed written representation and agreements, and the Trustees shall not be required to investigate the truth or accuracy of any statement contained in any such document.

8.

The Trustees shall not be liable for any error of judgment, or any action taken, in selecting the SCA Shareholder Entity Nominees so long as the SCA Shareholder Entity Nominees are selected by the Trustees as between the Proposed Nominees in good faith.

9.	For the avoidance of doubt, the provisions of paragraphs 1 through 8 above shall not apply to a Jointly Selected SCA Shareholder Entity Nominee.

Schedule F

Consenting Counterparties

1.	Australia and New Zealand Banking Group Limited

2.	Bank of America, N.A.

3.	Barclays Bank PLC

4.	Calyon

5.	Canadian Imperial Bank of Commerce

6.	Deutsche Bank AG London Branch

7.	Dexia Bank Belgium SA

8.	Dresdner Bank AG, London Branch

9.	Hypo Public Finance Bank AG

10.	Lehman Brothers Inc.

11.	Natixis

12.	Nomura International plc

13.	Royal Bank of Canada

14.	The Royal Bank of Scotland

15.	Société Générale

16.	UBS AG, London branch

17.	Wachovia Bank, National Association

THE COMMON SEAL OF THE FIRST TRUSTEE)

was hereunto affixed in the presence of:               )

Director	/s/ Charles Collis